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                                                                      Exhibit 2c



STEPHEN R. HARRIS, ESQ.
BELDING, HARRIS & PETRONI, LTD.
NEVADA BAR NO. 001463
417 West Plumb Lane
Reno, Nevada 89509
Telephone:   (702) 786-7600
Facsimile:   (702) 786-7764

Attorney for Debtor

                         UNITED STATES BANKRUPTCY COURT

                               DISTRICT OF NEVADA

                                    * * * * *


IN RE:

POWERTEL USA, INC. formerly known                    Case No. 97-30265-BMG
as NEVADA ENERGY, INC., also formerly                (Chapter 11)
known as MUNSON GEOTHERMAL, INC.,

            Debtor.                                  Hrg. DATE: August 25, 1998
                                                     and TIME: 10:00 a.m.

E.I.N. 84-089777l            /
-----------------------------

              ORDER APPROVING AND CONFIRMING DEBTOR'S FIRST AMENDED
                 PLAN OF REORGANIZATION, AS REVISED AND AMENDED

         POWERTEL USA, INC., a Delaware corporation, formerly known as NEVADA ENERGY, INC., also formerly known as MUNSON GEOTHERMAL, INC., the Debtor and Debtor-in- Possession in this Chapter 11 bankruptcy reorganization case ("Debtor"), by and through its attorney, STEPHEN R. HARRIS, ESQ., of Belding, Harris & Petroni, Ltd., having filed its DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION (dated July 24, 1998), and commonly referred to herein as the Plan; with the Plan being attached hereto as Exhibit "A" and incorporated herein by that reference, and the Plan having been duly filed, served and noticed for an 11 U.S.C. Section l129
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Confirmation Hearing, together with (1) the DEBTOR'S SECOND AMENDED DISCLOSURE
STATEMENT (dated July 24, 1998), and (2) the ORDER APPROVING DEBTOR'S FIRST AMENDED DISCLOSURE STATEMENT, AS AMENDED, AS CONTAINING ADEQUATE INFORMATION (11 U.S.C. Section 1125), AND FIXING TIME FOR FILING ACCEPTANCES OR REJECTIONS OF PLAN, on July 27, 1998, to all creditors and parties requesting notice thereof; and having filed its ERRATA TO BALLOT AND TO DEBTOR'S SECOND AMENDED DISCLOSURE STATEMENT PURSUANT TO 11 U.S.C. Section 1125, on August 17,1998, and its AMENDED ERRATA TO BALLOT AND TO DEBTOR'S SECOND AMENDED DISCLOSURE STATEMENT PURSUANT TO 11 U.S.C. Section 1125, on August 17,1998, and served on August 18, 1998, with the duly noticed hearing to consider confirmation of the Debtor's Plan, conducted on August 25, 1998, at 10:00 a.m.; with STEPHEN R. HARRIS, ESQ., of BELDING, HARRIS & PETRONI, LTD., appearing on behalf of the Debtor, POWERTEL USA, INC., a Delaware corporation; and Richard Cascarilla, President of the Debtor, also present; NICHOLAS STROZZA, Assistant U.S. Trustee, appearing on behalf of the Office of the United States Trustee; and the Court also noting the appearances of other attorneys for creditors, creditors and interested parties; and the Court having considered all papers and pleadings on file; and no opposition having been filed;

         It having been determined after hearing on notice that:

         1. The Plan has been accepted in writing by the creditors whose acceptance is required by law;

         2. The provisions of Chapter 11 of the Code have been complied with; that the Plan has been proposed in good faith and not by any means forbidden by law; and that the proponent of the Plan complies with the applicable provisions of the Bankruptcy Code;
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         3. Each holder of a claim has accepted the Plan or will receive or retain under the Plan property of a value, on account of such claim, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtor POWERTEL USA, INC., a Delaware corporation, was liquidated under Chapter 7 of the Code on such date, and further, the Plan does not discriminate unfairly, and is fair and equitable, with respect to each class of claims that is impaired under, and had not accepted the Plan;

         4. All payments made or promised by the Debtor POWERTEL USA, INC., a Delaware corporation, or by a person(s) issuing securities or acquiring property under the Plan or by any other person for services or for costs and expenses in, or in connection with, the Plan and incident to this case, have been fully disclosed to the Court and are reasonable or, if to be fixed after confirmation of the Plan, will be subject to the approval of the Court;

         5. The identity, qualifications, and affiliations of the persons who are to be directors or officers of the successor to the Debtor POWERTEL USA, INC., a Delaware corporation, under the Plan, have been disclosed, if any;

         6. The identity of any insider that will be employed or retained by the Debtor and their compensation has been fully disclosed, if any;

         7. Confirmation of the Plan is not likely to be followed by the need for further financial reorganization of the Debtor or any successor to it under the Plan, and the Plan is feasible;

         8. At least one impaired class of claims has accepted the Plan, determined without including any acceptances of the Plan by an insider holder of a claim of such class; and
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         9. That all creditors, by virtue of acceptance of the Plan by the requisite number and amount of members in each class, those accepting classes being the following: Class 6 General Unsecured Allowed Creditors' Claims of $1,200.00 or Less (deemed to have accepted the Plan by their affirmative class vote), Class 7 General Unsecured Allowed Creditors' Claims of More than $1,200.00 (deemed to have accepted the Plan by their affirmative class vote), Class 8 Claims of Nevada Energy Partners, Ltd. (affirmative class vote) and Class 10 Equity Security Holders (deemed to have accepted the Plan by their affirmative class vote); and those creditors in Class 6 and 7 (General Allowed Unsecured Creditors) that have not voted to accept or reject the plan are deemed to have accepted by reason of the class acceptance resulting from the majority voting in number with two-thirds (2/3) the claims amount of the Class 6 and Class 7 General Unsecured Creditors having voted for acceptance; and good cause appearing,

         IT IS HEREBY ORDERED that the DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION (dated July 24, 1998), filed with the Court on July 24, 1998, and attached hereto as EXHIBIT "A" and incorporated herein by that reference, be and the same hereby is approved and confirmed, and its terms and conditions set forth therein are binding on all Equity Interest Holders, Creditors and parties-in-interest in the above-captioned bankruptcy case; and

         IT IS FURTHER ORDERED that the interests of the Class 10 Equity Interest Holders will be modified pursuant to the Plan, and further, Class 10 Equity Interest Holders shall not receive any dividends or monetary distributions until all allowed creditors' claims are paid in full and/or sufficient monies are on deposit with the Disbursing Agent to pay disputed claims in the event of allowance of same; and
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         IT IS FURTHER ORDERED that the Effective Date of the Plan shall be the first business day occurring one-hundred and twenty (120) days after the date on which the Order Confirming the Plan is entered by the Clerk's Office; and

         IT IS FURTHER ORDERED that Debtor POWERTEL USA, INC., a Delaware corporation, shall withhold payment to any Class of creditors until the Effective Date, and thereafter paid as stated in the Plan, as amended and revised herein, except Administrative Claims, which Administrative Claims shall be paid by the Effective Date, unless otherwise agreed to in writing; and

         IT IS FURTHER ORDERED that this Court shall retain jurisdiction to adjudicate all matters (except to the extent contrary to the terms of the Plan) pertinent to the administration of the Debtor and the Reorganized Debtor, and enforcement of the Plan, including, but not limited to the discharge of any and all claim(s) of Creditors and interest(s) of Equity Interest Holders, to the extent provided by law and under the terms of the Plan; and

         IT IS FURTHER ORDERED that the Reorganized and Revested Debtor is authorized to take all actions necessary to effectuate the DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION (dated July 24, 1998), as revised and amended herein; and

         IT IS FURTHER ORDERED that the assets of the bankrupt estate shall vest in the Reorganized Debtor, as well as any remaining assets being liquidated and/or distributed to the allowed secured and unsecured creditors' claims; and

         IT IS FURTHER ORDERED that in accordance with 11 U.S.C. Section 1123
(b)(2), the Debtor rejects those executory contracts of indemnification identified to be rejected in Article VIII, Section G(3) of the DEBTOR'S SECOND AMENDED DISCLOSURE STATEMENT, and accepts those identified to be accepted, and further, as to the Independent Contractor Agreement with Stone
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Brothers Welding and Equipment Sales, the Debtor shall have sixty (60) days from the Confirmation Date within which to place that contract at issue with the Bankruptcy Court; and

         IT IS FURTHER ORDERED that in accordance with 11 U.S.C.
Section 1123(b)(3)(A), a plan of reorganization may provide for the settlement of any claim(s) belonging to the estate, and in that regard, the Plan contemplates the approval of four (4) settlement agreements detailed as follows:
(1) the Agreement between and among PowerTel, Nevada Electric Power Company and Nevada Energy Partners, Ltd. ("the NEP Settlement"), specifically, the NEP Settlement is described in detail at Section 11.1 of the Plan, which Plan was sent to all creditors and to which no creditor had objected, and further, the NEP Settlement resolves litigation and a $6 million claim against the Debtor without any monetary obligation, and the Debtor receives 100% of the stock ownership in Combustion Energy Company and the benefit of said corporation's assets, and further, taking into consideration all of the factors of In re
A & C Properties, 784 F.2d 1377 (9th Cir. 1986), the Court finds and concludes that the NEP Settlement is hereby ratified and approved, and is reasonable, fair and equitable and in the best interest of creditors; (2) the Agreement with John Vogel and Dean Chamberlain (the "VivaTel Settlement Agreement and Mutual Release"), which VivaTel Settlement Agreement and Mutual Release previously has been approved by the Court, in that certain Stipulated Judgment and Order, filed in adversary proceeding 97-3151BMG, and entered on the docket on March 16, 1998, which VivaTel Settlement Agreement and Mutual Release is hereby ratified and approved; (3) the First Amended Agreement for the Exchange of Stock, dated April 22, 1998, between David Wallace and PowerTel USA, Inc., regarding DiegoTel, Inc., is hereby ratified and approved; and (4) the First Amended Agreement for the Exchange of Stock, dated February 19,
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1998, between David Wallace and PowerTel USA, Inc., regarding VivaTel, Inc., is hereby ratified and approved; and

         IT IS FURTHER ORDERED that in accordance with 11 U.S.C.
Section 1123(b)(3)(B), a plan may provide for the appointment of the debtor for the retention and enforcement of any claim belonging to the estate. In accordance with such provision, the Court hereby appoints PowerTel, the Reorganized Debtor, as the entity to pursue all claims belonging to the estate, as identified in Article V, Section E of the DEBTOR'S SECOND AMENDED DISCLOSURE STATEMENT, including but not limited to Patttinson Hayton, his alter egos, employees, affiliates, agents and attorneys-in-fact, first for the benefit of the Reorganized Debtor's administrative and unsecured creditors and then for the benefit of the Reorganized Debtor; and

         IT IS FURTHER ORDERED that pursuant to 11 U.S.C. Section 1146(c) of Title 11, the revesting, transfer and sale of any real or personal property of the Debtor in accordance with the DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION, as amended and revised herein, shall become vested of public record in any purchaser/transferee, free from the imposition of any state or local tax, fee or imposition, including transfer taxes pursuant to N.R.S. Section 357.090, and

         IT IS FURTHER ORDERED that the confirmation of this DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION, as revised and amended herein, constitutes a discharge set forth in 11 U.S.C. Section 1141(d) of the Bankruptcy Code, except as noted herein; and

         IT IS FURTHER ORDERED that pursuant to 11 U.S.C. Section 1106(a)(7), the Debtor shall file with the Clerk, not later than 180 days after the entry of this order, a report of the action taken by the Reorganized Debtor and the progress made toward consummation of its confirmed Plan, as
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amended and revised herein and further, said report shall include, as a minimum, the following information:

                  (1) A schedule of any real property, and its cost, acquired since confirmation of the plan, and a schedule of each item of personal property acquired at a cost of more than $20,000.00 since confirmation of the plan.

                  (2) A schedule of each debt and each class, listing the total amount of the plan required to be paid, the amount required to be paid to date, the amount actually paid to date, and the amount unpaid.

                  (3) A schedule of executory contracts entered into or assumed after plan confirmation.

                  (4) A statement indicating that post-petition taxes of every kind have been paid current, identifying each type of tax which has been paid and is current (i.e., income, payroll, property, sales, etc.), or a detailed explanation of any and all delinquencies, by type of tax, and dollar amount.

                  (5) An estimate of the time for plan consummation and application for final decree.

                  (6) Any other pertinent information needed to explain the progress toward completion of the confirmed plan; and

         IT IS FURTHER ORDERED that effective August 25, 1998, for professional services rendered from that date forward, the Debtor's duly appointed professionals do not need court approval, after notice and hearing, for payment of professional fees and costs, and that the Reorganized Debtor may pay said professionals for the times spent and costs incurred in the ordinary course of its business; and

         IT IS FURTHER ORDERED that the Debtor has sixty (60) days after the Confirmation Date within which to file objection(s) to any disputed claims of creditors; and
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         IT IS FURTHER ORDERED that Debtor POWERTEL USA, INC., a Delaware corporation, shall pay such fees to the Office of the United States Trustee as are required by 28 U.S.C. Section 1930(a)(6) until such time a final decree is entered closing its case; and

         IT IS FURTHER ORDERED that the Debtor's stock transfer agent may rely on this Order as a basis to establish shareholders of record ("Equity Interest Holders"), and may compute a reconfigured shareholder ledger.

         DATED: September 15, 1998

                                               /s/ Bert M. Goldwater
                                            ------------------------------------
                                            BERT M. GOLDWATER
                                            UNITED STATES BANKRUPTCY JUDGE

Prepared by:

STEPHEN R. HARRIS, ESQ.
BELDING, HARRIS & PETRONI, LTD.
417 West Plumb Lane
Reno, NV 89509
(702) 786-7600
Attorneys for Debtor

Approved and accepted                  Approved as to form this ___ day of
this 9th day of September, 1998        September, 1998

    /s/ Richard Cascarilla                 /s/ Nicholas Strozza, Esq.
-------------------------------        -----------------------------------------
RICHARD CASCARILLA, President          NICHOLAS STROZZA, ESQ.
POWERTEL USA, INC., Debtor             Assistant U.S. Trustee

                                       Office of the United States Trustee